EXHIBIT 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-13178, 333-14224, 333-119938 and 333-124241) of our report dated March 4, 2005 (except for notes 31 and 32 for which the date is May 31, 2005) with respect to the consolidated financial statements of Thomson included in its Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

MAZARS & GUERARD MAZARS /s/ Thierry de Bailliencourt -------------------------------------------------- Thierry de Bailliencourt	BARBIER FRINAUT & AUTRES ERNST & YOUNG /s/ Jérôme Guirauden ----------------------------------------- Jérôme Guirauden

Paris, France May 31, 2005